TRANSITION AND RELEASE OF CLAIMS AGREEMENT

This Transition and Release of Claims Agreement (“Agreement”) is entered into as of March 15, 2023, hereinafter “Effective Date,” by and between Michael Abbott, Michael Abbott’s marital community (if any), heirs, and assigns (hereinafter “Abbott”), and Columbia Care LLC, a Delaware Corporation, its affiliates (including, without limitation, any parent, subsidiary companies, or related companies such as Columbia Care Inc.), its successors and assigns (hereinafter the “Company”). Abbott and the Company are sometimes collectively referred to as the “Parties.”

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.
Abbott’s employment with the Company as its Executive Chairman shall terminate on March 15, 2023 (hereinafter “Separation Date”), on which date Abbott shall cease being an employee of the Company and continue as the Chairman of the Board of Directors of Columbia Care Inc., a non-employee position. Except as specifically set forth below, the Company expressly disclaims any liability to Abbott. In exchange for the consideration described herein, Abbott hereby represents and warrants the following:
(a)
Abbott has authority to enter into this Agreement.
(b)
Abbott has not transferred, in whole or in part, any rights related to Abbott’s employment with the Company.
(c)
Abbott hereby settles any and all claims that Abbott may have against the Company as a result of the Company’s hiring Abbott, Abbott’s employment with the Company and the termination of Abbott’s employment with the Company, as and to the extent set forth in Paragraph 4 below.
(d)
Abbott has not and will not transfer any of the Company’s confidential information.
(e)
Abbott acknowledges and agrees that, upon receipt of the consideration described in Paragraph 2 below, Abbott will have been paid for all severance or other obligations owing to Abbott under the terms of Abbott’s April 26, 2019 Employment Agreement (“Employment Agreement”) upon the termination of Abbott’s employment, including but not limited to, any accrued but unused paid time off.
2.
The Company agrees to provide Abbott the following consideration, after Abbott executes this Agreement, provided Abbott has not revoked Abbott’s agreement as described in Paragraph 13 below:
(a)
Starting on the next regular payroll date after the expiration of the revocation period described in Paragraph 13 below, the Company will pay Abbott severance at a rate of $56,666.67 per month, less applicable taxes

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and withholdings, for 36 months. This amount constitutes “an amount equal to thirty-six (36) months of Executive’s then current Base Salary and bonus, less all applicable withholdings and deductions, paid over such 36-month period” as described in Paragraph 6.4 of Abbott’s Employment Agreement.
(b)
the Company shall pay its share of the COBRA premiums necessary to continue Abbott’s health insurance coverage in effect for Abbott and Abbott’s eligible dependents (as of the date of this Agreement) for thirty-six (36) months from the date of this Agreement; Abbott hereby elects continued coverage under COBRA following the date hereof;
(c)
All of Abbott’s unvested Restricted Share Units (“RSUs” or “RSU Awards”) and all of Abbott’s earned, but unvested Performance Share Units (“PSUs” or “PSU Awards”), other than SPAC-RSU-025, issued pursuant to the Award Notices identified in Exhibit A (the “Award Notices”), shall immediately vest upon the expiration of the revocation period described in Paragraph 13 below. For purposes of clarity, a description of Abbott’s equity in the Company as of the Effective Date and a description of the additional shares vesting upon the expiration of the revocation period described in Paragraph 13 below is attached as Exhibit A. Accordingly, upon expiration of the revocation period, 1,008,357 RSUs and 633,051 PSUs will vest. Following the expiration of the revocation period, shares earned in the future, if any, with respect to SPAC-PSU-002 will vest according to the terms specific to that award. Notwithstanding Section 3(a) and (b) of the Restricted Stock Unit Award Agreement pursuant to which the Award Notices were issued, the Company agrees that, for purposes of the PSU Awards, the Company will treat the PSU Awards the same as other similar outstanding performance-based awards, and the Company agrees that neither it nor the Compensation Committee will hereafter make any contrary determination. Without limiting the foregoing, the Company shall not treat the PSU Awards any less favorable than if the Company had terminated Abbott’s employment without Cause. Nothing in this paragraph concerning the PSU Awards shall limit or be binding upon any successor in interest to the Company.
(d)
Abbott acknowledges and agrees that Abbott’s Discretionary Bonus for 2022, as described in Paragraph 5.2 of Abbott’s Employment Agreement, shall be included as severance and shall be $100,000.00 in cash, payment of which amount is wholly contingent upon this Agreement being fully executed, and that Abbott shall receive such amount within two (2) weeks of the Separation Date.

Abbott specifically acknowledges and agrees that this consideration exceeds the amount Abbott would otherwise be entitled to receive upon termination of Abbott’s employment, and that it is in exchange for entering into this Agreement. Abbott will not at any time seek additional consideration in any form from the Company except as expressly set forth in this Agreement. Abbott specifically acknowledges and agrees that the Company has made no representations to Abbott regarding the tax consequences of any amounts received by Abbott or for Abbott’s benefits pursuant to this Agreement. Abbott agrees to pay all taxes and/or tax assessments due to be paid by Abbott, and to indemnify the Company for any claims, costs and/or penalties caused by Abbott’s failure to pay such taxes and/or tax assessments. In the event of Abbott’s death, any payments or benefits payable under this Paragraph 2 will be made to the estate or legal representative of Abbott.

3.
Abbott represents that Abbott has not filed, and will not file, any complaints, lawsuits, or charges relating to Abbott’s employment with, or termination from, the Company.
4.
Abbott agrees to release the Company, its Board of Directors, officers, employees, agents and assigns, from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Abbott now has or has ever had against the Company, whether known or unknown, arising from or relating to Abbott’s employment with or discharge from the Company. This release includes but is not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Abbott may have under the Fair Labor Standards Act, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended, the Genetic Information Nondiscrimination Act of 2008; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., Section 1981 of U.S.C. Title 42, the Equal Pay Act, the Family and Medical Leave Act, the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes-Oxley Act, the Rehabilitation Act of 1973, 29 U.S.C. § 703, et seq., Executive Orders 11246 or 11141, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and COBRA, 29 U.S.C. 1161, et seq.; New York State Human Rights Law, N.Y. Exec. Law §§ 290–301; Rights of Persons with Disabilities Law, N.Y. Civ. Rights Law § 47-a–47-c (disability discrimination); N.Y. Civ. Rights Law §§ 48–48-b (genetic disorder employment protection); N.Y. Civ. Rights Law §§ 40–45 (equal rights); N.Y. Lab. Law §§ 194–199-a (equal pay); N.Y. Lab. Law §§ 740–741, 215 (whistleblower protection for private employees); N.Y. Civ. Serv. Law § 75-b (whistleblower protection for public employees); N.Y. Jud. Law § 519 (jury duty); N.Y. Elec. Law § 3-110 (voter leave up to 2 hours); Disability Benefits Law and the Paid Family Leave Benefits Law, N.Y. Workers’ Comp. Law §§ 200–242; any claims brought under any federal, state, or local statute or regulation for non-payment of wages or other compensation, including expense reimbursements and/or bonuses due after the Separation Date, stock grants or stock options; ownership interests in Company subsidiaries and libel, slander, or breach of contract other than the breach of this Agreement. This release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Separation Date or the Effective Date of this Agreement, whichever is later, and that are based on factual allegations that do not arise from or relate to Abbott’s present employment with or termination from the Company.
5.
Notwithstanding Paragraphs 3 and 4, Abbott does not release any rights he has under Sections 9 and 10 of the Employment Agreement and under the Company’s constituent documents, and the Company hereby reaffirms its obligations under such Sections and documents. Simultaneous with the execution of this Agreement, Columbia Care, Inc. and Abbott agree to execute the Indemnification Agreement, substantially in the form attached as Exhibit B.
6.
The Company represents that to its knowledge it does not have any claims, charges, complaints, causes of action or demands of whatever kind or nature against Abbott.

7.
Abbott agrees that Abbott will keep the terms and amount of this Agreement completely confidential, and that Abbott will not hereafter disclose such information to anyone except Abbott’s spouse or current significant other, Abbott’s attorneys and their current law firm employees, Abbott’s accountant, or as may be required by law, court order or in proceedings relating to the parties’ rights or obligations under this Agreement. Abbott agrees to provide reasonable written notice within 7 days to the Company in the event that a person or entity not a party hereto attempts to compel from Abbott the production of this Agreement or the contents thereof, so that the Company may contest such disclosure at its discretion. Nothing in this Agreement shall be interpreted to prohibit Abbott from disclosing or discussing conduct that Abbott reasonably believes to be illegal harassment, illegal discrimination, illegal retaliation, wage and hour violations, or sexual assault, that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, occurring in the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises. Nothing in this Agreement shall be deemed to prohibit Abbott from reporting possible violations of federal securities law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, Securities and Exchange Commission, Congress, Inspector General and any federal agency, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Abbott does not need the prior authorization of the Company to make any such reports or disclosures, and Abbott is not required to notify the Company that he has made such reports or disclosures.
8.
Abbott acknowledges and affirms that Abbott’s continuing non-solicitation, non-competition, confidentiality and non-disclosure obligations, as described in Exhibit A to Abbott’s Employment Agreement survive and are not affected by this Transition and Release of Claims Agreement.
9.
Abbott warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Any modification of this Agreement must be made in writing and be signed by Abbott and the Company. This Agreement supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters involving Abbott’s employment with or termination from the Company, except as set forth in Paragraphs 5 and 8 above and Paragraph 12 below. No oral representations have been made or relied upon by the Parties.
10.
Abbott will direct all employment verification inquires to the Company’s Chief People and Administrative Officer.
11.
If any provision of this Agreement or compliance by Abbott or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Abbott and the Company. This Agreement is governed by the laws of the State of New York without regard to principles of conflicts of law.

12.
The Parties agree that Sections 7 and 14 of the Employment Agreement shall apply to any disputes, controversies or claims arising under, relating to or in connection with this Agreement that the Parties cannot resolve themselves.
13.
Abbott specifically agrees and acknowledges: (A) that Abbott’s waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that Abbott understands the terms of this Agreement; (C) that Abbott is hereby advised by the Company to consult with an attorney prior to executing this Agreement; (D) that the Company has given Abbott a period of up to twenty-one (21) days within which to consider this Agreement; and (E) that, following Abbott’s execution of this Agreement Abbott has seven (7) days in which to revoke Abbott’s agreement to this Agreement and that, if Abbott chooses not to so revoke, this Agreement shall then become effective and enforceable and the payment listed above shall then be made to Abbott in accordance with the terms of this Agreement; and (F) nothing in this Agreement shall be construed to prohibit Abbott from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, Abbott has waived any right to monetary relief, except for awards pursuant to Section 21F of the Securities Act, which Abbott remains entitled to pursue under this Agreement. To cancel this Agreement, Abbott understands that Abbott must give a written revocation to Company headquarters either by hand delivery, email or certified mail within the seven-day period. If Abbott rescinds this Agreement, it will not become effective or enforceable and Abbott will not be entitled to any of the benefits set forth within.
14.
Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given: (i) when hand-delivered if delivered by personal delivery or by Federal Express or similar courier service; (ii) on the date of receipt, refusal or non-delivery indicated on the return receipt if deposited in the United States mail, registered or certified, return receipt requested and with proper postage prepaid; or (iii) when acknowledged, if sent by email, and if not acknowledged, the date of delivery by one of the methods in clauses (i) and (ii). All notices shall be addressed to the Company or Abbott at their respective addresses set forth below, or to such other address as either party may designate for itself or himself/herself by written notice to the other given from time to time in accordance with the provisions of this Agreement:

To Executive: Michael Abbott

17 East 80th Street, #PH

New York, NY 10075

Email: abbotm@mac.com

and

Fred P. Boy

Lehman & Eilen LLP

50 Charles Lindbergh Blvd., Suite 505

Uniondale, NY 11553

Email: fboy@lehmaneilen.com

To Company: Bryan Olson

Chief People and Administrative Officer

Columbia Care LLC

321 Billerica Road, Suite 204

Chelmsford, MA 01824

Email: bryan.olson@columbia.care

15.
Abbott understands and agrees that Abbott's employment with the Company is terminated effective on the Separation Date and that Abbott is not entitled to any reinstatement or reemployment with the Company following the Separation Date.
16.
The Parties agree that, in conjunction with Abbott’s transition from employee/Executive Chairman to non-employee Chairman of the Board of Columbia Care Inc., the Company will issue a public disclosure substantially in the form attached as Exhibit C promptly following the Separation Date. The Company shall be allowed to deviate from Exhibit C if necessary to comply with any applicable law, based upon the Company’s good faith determination, provided the Company will give Abbott at least two business days’ notice of any proposed deviation, however such notice requirement shall not create a right of approval or veto over the Company’s public disclosure.
17.
Abbott agrees not to disparage the Company and its current and former officers, directors, managers, members, partners, employees, shareholders, investors, affiliates and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company covenants and agrees that the current directors and executive officers of Columbia Care, Inc. will not disparage Abbott, in any manner likely to be harmful to him or his business reputation or personal reputation.
18.
The provisions of this Agreement shall be binding upon and shall inure to the benefit of Abbott, his heirs, executors, and administrators, and the Company, its successors and assigns (other than as expressly provided in Paragraph 2(c)), except that Abbott may not assign any of his rights or duties hereunder without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee assumes the Company’s obligations hereunder.
19.
This Agreement may be executed via electronic mail and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.
20.
So long as Abbott remains a director of Columbia Care Inc., Abbott shall be allowed to continue using Abbott’s Company email address and shall be allowed to continue using office space in the Company’s New York office, but only so long as the Company has the space. Such office space will not be a reserved space for Abbott’s sole use, but the Company will make a space available when Abbott requests it so long as the Company has the Space.
21.
The Company agrees to pay Abbott’s commercially reasonable legal fees and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and related matters.

22.
Abbott’s continued service as a director of Columbia Care Inc., shall be at the discretion of the shareholders of Columbia Care Inc. Abbott’s continued service as Chairman of the Board of Columbia Care Inc., shall be at the discretion of the directors of Columbia Care Inc. Nothing in the Agreement shall prevent the Company, in its discretion, from removing Abbott or changing Abbott’s status as an officer, director, manager or other corporate official of subsidiaries or corporate entities below Columbia Care Inc.
23.
ABBOTT ACKNOWLEDGES AND AGREES THAT Abbott HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT Abbott HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF Abbott’s CHOICE, AND THAT Abbott SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING coMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

COMPANY

By:	Nicholas Vita	Michael Abbott
Its:	Chief Executive Officer

Dated: March 15, 2023		Dated: March 15, 2023

EXHIBIT A

Restricted Share Units (RSUs):

AWARD DATE	AWARD NOTICE NUMBER	SHARES AWARDED AS OF EFFECTIVE DATE	SHARES ALREADY VESTED AS OF EFFECTIVE DATE	ADDITIONAL SHARES VESTING UPON EXPIRATION OF REVOCATION PERIOD
4/29/2019	SPAC-RSU-025	870,691	870,691	0
9/30/2019	LTIP-RSU-038	204,955	153,716	51,239
3/31/2020	LTIP-RSU-124	639,045	319,522	319,523
3/23/2021	LTIP-RSU-236	225,320	56,330	168,990
3/31/2022	LTIP-RSU-916	468,605	468,605	468,605
		2,408,616	1,868,864	1,008,357

Performance Share Units (PSUs):

AWARD DATE	VEST DATE	AWARD NOTICE NUMBER	POTENTIAL SHARES IF TARGET ACHIEVED	SHARES EARNED AS OF EFFECTIVE DATE*	SHARES ALREADY VESTED AS OF EFFECTIVE DATE	ADDITIONAL EARNED SHARES VESTING UPON EXPIRATION OF REVOCATION PERIOD
4/29/2019	4/29/2024	SPAC-PSU-002	870,691	0	0	0
9/30/2019	4/29/2022	LTIP-PSU-020	110,361	62,133	62,133	0
3/31/2020	3/31/2023	LTIP-PSU-031	344,102	516,153	0	516,153
3/23/2021	4/23/2024	LTIP-PSU-039	121,326	116,898	0	116,898
3/31/2022	3/31/2025	LTIP-PSU-048	252,326	0	0	0
				695,184	62,133	633,051

* Number of shares earned based on PSU performance versus metrics, additional time-based vesting may apply.

EXHIBIT B

Indemnification Agreement

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made effective on the 15th day of March, 2023.

BETWEEN:

Columbia Care Inc., a company continued under the laws of British Columbia and having its registered office at 666 Burrard St #1700, Vancouver, BC V6C 2X8;

(the “Company”)

AND:

Michael Abbott, a resident of the State of New York

(the "Indemnified Party")

WHEREAS:

A.
The Indemnified Party is willing to serve or to continue to serve for and on behalf of the Company;
B.
The board of directors of the Company (the “Board”) has determined that the Company should act to assure the Indemnified Party of reasonable protection through indemnification against certain risks arising out of service to, and activities on behalf of, the Company to the extent permitted by the Business Corporations Act (as defined below) and the Company’s Articles; and
C.
It is reasonable and prudent for the Company to obligate itself contractually to indemnify such persons (including the Indemnified Party) to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company.

NOW THEREFORE, IN CONSIDERATION OF the premises and mutual covenants herein contained, and in consideration of the Indemnified Party’s service or continued service as a director and/or an officer of the Company or any Affiliate (as defined below), the receipt and sufficiency of which consideration is hereby acknowledged, the Company and the Indemnified Party do hereby covenant and agree as follows.

Article 1
: DEFINITIONS
1.1
In this Agreement:
(a)
“Affiliate” means any corporation, partnership, trust, joint venture or other unincorporated entity (i) in the case of a corporation, which is an affiliate (as defined in the Business Corporations Act) of the Company, or (ii) in which the Indemnified Party is a director or an officer at the request of the Company;

(b)
being a “director” or an “officer” of an Affiliate includes holding an equivalent position to a director or an officer of an Affiliate that is not a corporation;
(c)
“Business Corporations Act” means the Business Corporations Act (British Columbia) and its regulations;
(d)
“Business Day” means a day excluding Saturday, Sunday and any other day which is a statutory holiday in the jurisdiction of the person to whom a notice or other communication is mailed;
(e)
“Court” means the Supreme Court of British Columbia;
(f)
“Expenses” means all losses, liabilities, claims, damages, costs, charges, statutory obligations, professional fees, Taxes and other expenses of whatever nature or kind, provided that any costs, expenses and professional fees included as Expenses under this Agreement must be reasonable;
(g)
“Indemnitees” means the Indemnified Party and his/her heirs and personal or other legal representatives;
(h)
“Postal Interruption” means a cessation of normal public postal service in Canada or the United States of America or in any part of Canada or the United States of America affecting the Company or the Indemnitees that is or may reasonably be expected to be of more than forty-eight (48) hours duration;
(i)
“proceeding” includes any legal proceeding (including a civil, arbitral, criminal, quasi-criminal, administrative or regulatory action or proceeding) or investigative action, whether current, threatened, pending or completed; and
(j)
“Taxes” includes any assessment, reassessment, claim or other amount for taxes, charges, duties, levies, imposts or similar amounts, including any interest and penalties in respect thereof.
Article 2
: AGREEMENT TO SERVE
2.1
The Indemnified Party agrees to become and serve as or continue to be and serve as, as the case may be, a director and/or an officer of the Company and, if requested by the Company and provided it is agreeable to the Indemnified Party, the Indemnified Party also agrees to become and serve as or continue to be and serve as, as the case may be, a director and/or an officer of any Affiliate designated by the Company.
Article 3
: INDEMNIFICATION
3.1
Except as otherwise provided herein, the Company agrees to indemnify and save harmless the Indemnitees to the fullest extent authorized and permitted by the Business Corporations Act against all judgments, penalties and fines awarded or imposed in, and all amounts paid in settlement (collectively, “settlement amounts”) of, any proceeding in which any of the Indemnitees:
(a)
is or may be joined as a party, or
(b)
is or may be liable for or in respect of a judgment, penalty or fine in, or Expenses related to, such proceeding,

by reason of the Indemnified Party being or having been a director or an officer of the Company or an Affiliate, and all Expenses actually and reasonably incurred by the Indemnitees in respect of a proceeding identified in this Section 3.1, provided that:

(c)
in relation to the subject matter of the proceeding the Indemnified Party acted honestly and in good faith with a view to the best interests of the Company or the Affiliate, as applicable; and
(d)
in the case of a proceeding other than a civil proceeding, the Indemnified Party had reasonable grounds for believing that his/her conduct in respect of which the proceeding was brought was lawful.
3.2
For greater certainty, a settlement amount subject to indemnification pursuant to Section 3.1 shall include any Taxes which the Indemnitees may be subject to or suffer or incur as a result of, in respect of, arising out of or referable to any indemnification of the Indemnitees by the Company pursuant to this Agreement.
3.3
To the extent permitted by the Business Corporations Act, at the request of the Indemnitees, the Company will pay all Expenses actually and reasonably incurred by the Indemnitees in respect of a proceeding identified in Section 3.1 as they are incurred from time to time in advance of the final disposition of that proceeding, on receipt of the following:
(a)
a written undertaking, in form and on terms satisfactory to the Company acting reasonably, by or on behalf of the Indemnitees to repay such amount(s) if it is ultimately determined by the Court or another tribunal of competent jurisdiction that the Company is prohibited under the Business Corporations Act from paying such Expenses; and
(b)
satisfactory evidence as to the amount of such Expenses.

For greater certainty, subject as hereinafter provided in Article 4, it shall not be necessary for the Indemnitees to pay such Expenses and then seek reimbursement; the Indemnitees shall provide satisfactory evidence to the Company for direct payment by the Company. The Company shall make payment to the Indemnitees (or as the Indemnitees may direct) within ten (10) days after the Company has received the foregoing information from the Indemnitees. If any portion of the Expenses is subject to dispute in accordance with Article 4, the Company shall promptly pay to the Indemnitees the undisputed portion of any disputed Expenses.

3.4
The written certification of any of the Indemnitees, together with a copy of a receipt, or a statement indicating the amount paid or to be paid by the Indemnitees, will constitute satisfactory evidence of any Expenses for the purposes of Section 3.3.

3.5
Notwithstanding any other provision herein to the contrary, the Company will not be obligated under this Agreement to indemnify the Indemnitees:
(a)
in respect of any matters for which the Indemnified Party must not be indemnified under the Business Corporations Act, or in respect of any liability that the Indemnitees may not be relieved from under the Business Corporations Act or otherwise at law, unless in any of those cases the Court has made an order authorizing the indemnification;
(b)
with respect to any proceeding initiated or brought voluntarily by the Indemnitees (including against the Company or any Affiliate) or in which the Indemnified Party is joined as a plaintiff without the written agreement of the Company, except for any proceeding brought to establish or enforce a right to indemnification under this Agreement;
(c)
for any Expenses or settlement amounts which have been paid to, or on behalf of, the Indemnitees under any applicable policy of insurance or any other arrangements maintained or made available by the Company or any Affiliate for the benefit of its respective directors or officers and, for greater certainty, the indemnity provided hereunder will only apply with respect to any Expenses or settlement amounts which the Indemnitees may suffer or incur which would not otherwise be paid or satisfied under such insurance or other arrangements maintained or made available by the Company or such Affiliate; or
(d)
in respect of claims by the Company or any Affiliate for the forfeiture and recovery by the Company or any Affiliate of bonuses or other compensation received by the Indemnified Party from the Company or any Affiliate due to the Indemnified Party’s violation of applicable laws, the Company’s policies and/or terms of the Indemnified Party’s employment agreement.
3.6
It is the intent of the parties hereto that (i) in the event of any change, after the date of this Agreement, in any applicable law which expands the right of the Company or an Affiliate to indemnify or make Expense advances to a director or officer to a greater degree than would be afforded currently under the Company’s Articles and this Agreement at the date hereof, the Indemnified Party shall receive the greater benefits afforded by such change, and (ii) this Agreement be interpreted and enforced so as to provide obligatory indemnification and expense advances under such circumstances as set forth in this Agreement, if any, in which the providing of indemnification or Expense advances would otherwise be discretionary. It is acknowledged that the Company or an Affiliate may enter into indemnity agreements with other directors and officers of the Company or an Affiliate. In the event that the terms or conditions of any other indemnity agreement include or are amended after the date hereof to include broader protections than those which are provided under this Agreement, the Indemnified Party, to the extent he/she is still a director or officer of the Company or any Affiliates, shall be notified promptly of such development and he/she shall have at his/her option, the opportunity to have this Agreement amended so as to ensure that this Agreement, as amended, includes such broader protections.
3.7
Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is, by reason of the fact that the Indemnified Party is or was a director or an officer of the Company or any Affiliate, a witness or participant other than as a named party in a proceeding, the Company shall pay to the Indemnified Party all out-of-pocket Expenses actually and reasonably incurred by the Indemnified Party or on the Indemnified Party’s behalf in connection therewith.
3.8
The Company shall have the burden of establishing that any Expense it wishes to challenge is not reasonable.
3.9
Notwithstanding anything to the contrary contained herein, the Company hereby acknowledges that the Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of an Affiliated Entity. The Company hereby agrees that, with respect to the Indemnitee, the Company, on behalf of itself and its subsidiaries, their respective successors and assigns and persons claiming through any of them, (i) is, relative to each Affiliated Entity, the indemnitor of first resort (i.e., its obligations to the Indemnitee under this Agreement are primary and any duplicative, overlapping or corresponding obligations of an Affiliated Entity are secondary), (ii) shall be required to make all advances and other payments under this Agreement, and shall be fully liable therefor, without regard to any rights the Indemnitee may have against his or her Affiliated Entity, and (iii) irrevocably waives, relinquishes and releases any such Affiliated Entity from any and all claims against such Affiliated Entity for contribution, subrogation or any other recovery of any kind in respect of any claim by the Indemnitee under this Agreement, the Company’s certificate of incorporation or its bylaws. The Company further agrees, on behalf of itself and its subsidiaries, their respective successors and assigns and persons claiming through any of them, that (i) no advancement or payment by an Affiliated Entity on behalf of the Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Company shall affect the foregoing, (ii) any such Affiliated Entity shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company and (iii) Indemnitee will not be obligated to seek indemnification from or expense advancement or reimbursement by any Affiliated Entity with respect to any claim. The Company agrees that each Affiliated Entity is an express third party beneficiary of the terms of this Section 3.9. For purposes of this Agreement, “Affiliated Entity” means, with respect to the Indemnitee, any investment fund, institutional investor, management company, managed account or other financial intermediary which employs or engages, or is affiliated with, the Indemnitee, to whom Indemnitee provides services, or in whom Indemnitee has a direct or indirect equity or similar interest.
Article 4
: DENIAL OF INDEMNIFICATION
4.1
If indemnification under this Agreement is not paid in full by the Company within thirty (30) days after a written claim therefor has been received by it and the applicable approval of the Court has been obtained where required, whichever is later, the Indemnitees may any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if wholly successful on the merits or otherwise or substantially successful on the merits, the Indemnitees will also be entitled to be paid all Expenses incurred in connection with the prosecution of such claim including, for greater certainty, legal fees (including reasonable disbursements) as between solicitor and own client on a full indemnity basis. It will be a defence to any such action that the Indemnified Party has not met the standards of conduct which make it permissible under this Agreement, the Business Corporations Act or applicable law for the Company to indemnify the Indemnitees for the amount claimed, but the burden of proving such defence will be on the Company.

Article 5
: CONDUCT OF DEFENCE
5.1
Promptly after receiving notice from any of the Indemnitees of any proceeding identified in Section 3.1, the Company may, and upon the written request of the Indemnitees will, promptly assume conduct of the defence thereof and, at the Company's expense, retain counsel on behalf of the Indemnitees who is satisfactory to the Indemnitees, acting reasonably, to represent the Indemnitees in respect of the proceeding. If the Company assumes conduct of the defence on behalf of the Indemnitees, the Indemnified Party hereby consents to the conduct thereof and to any action taken by the Company, in good faith, in connection therewith and the Indemnified Party will fully cooperate in such defence including, without limitation, providing documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Company all information reasonably required to defend or prosecute the proceeding.
5.2
In connection with any proceeding in respect of which the Indemnitees may be entitled to be indemnified hereunder, the Indemnitees will have the right to employ separate counsel of their choosing and to participate in the defence thereof but the legal fees and disbursements of such counsel will be at the sole expense of the Indemnitees unless:
(a)
the Indemnitees reasonably determine that there are legal defences available to the Indemnitees that are different from or in addition to those available to the Company or any Affiliate, as the case may be, or that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable;
(b)
the Company has not assumed the defence of the proceeding and employed counsel therefor satisfactory to the Indemnitees, acting reasonably, within a reasonable period of time after receiving notice thereof; or
(c)
employment of such other counsel has been authorized in writing by the Company;

in which event the reasonable legal fees and disbursements of such counsel will be paid by the Company, subject to the terms hereof. In any such proceeding, the Company will fully cooperate in the defence of the Indemnitees including, without limitation, providing documents and causing its representatives to attend examinations for discovery, make affidavits, meet with counsel and testify and divulge all information in the Company’s possession reasonably required to defend or prosecute the proceeding.

Article 6
: SETTLEMENT
6.1
The Company may, with the prior written consent of the Indemnitees (which consent shall not be unreasonably withheld, conditioned or delayed), enter into a settlement or other agreement to settle or compromise a proceeding. In seeking such consent, the Company will provide the Indemnitees with a reasonable period of time, in light of the circumstances, to consider the terms of a proposed settlement.
6.2
If the Indemnitees refuse after being requested by the Company to give consent to the terms of a proposed settlement which is otherwise acceptable to the Company, acting reasonably, the Company cannot settle but may require the Indemnitees to negotiate or defend the proceeding independently of the Company at the Indemnitees’ expense. In such event any amount recovered by the claimant in excess of the amount for which settlement could have been made by the Company shall not be recoverable under this Agreement or otherwise, it being further agreed by the parties that in such event the Company shall only be responsible for Expenses up to the time at which such settlement could have been made.
6.3
The Company shall not be liable for any settlement of any proceeding effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
6.4
The Indemnitees shall have the right to negotiate a settlement in respect of any proceeding, provided, however, that in such circumstances, unless the Company approves such settlement, the Indemnitees shall pay any compensation, Expenses or other payment to be made under the settlement and the Expenses of negotiating and implementing the settlement, and shall not seek indemnity from the Company in respect of such compensation, Expenses or other payment.
Article 7
: COURT APPROVAL
7.1
In the event of any claim for indemnification or payment of Expenses with respect to a proceeding brought against an Indemnitee by or on behalf of the Company or an Affiliate, provided that the Indemnified Party has fulfilled the conditions set forth in paragraphs 3.1(c) and 3.1(d) of Section 3.1, the Company will with best efforts apply to the Court for an order approving the indemnification of, or payment of Expenses to, the Indemnitees.
Article 8
: NO PRESUMPTIONS AS TO ABSENCE OF GOOD FAITH
8.1
Termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, or similar or other result, will not, of itself, create any presumption for the purposes of this Agreement that the Indemnified Party did not act honestly and in good faith with a view to the best interests of the Company or an Affiliate, as the case may be, or, in the case of a proceeding other than a civil proceeding, that he/she did not have reasonable grounds for believing that his/her conduct was lawful (unless the judgment or order of a court or another tribunal of competent jurisdiction specifically finds otherwise). Neither the failure of the Company (including the Board, its independent legal counsel or its shareholders) to have made a determination that indemnification of the Indemnitees is proper in the circumstances because the Indemnified Party has met the applicable standard of conduct, nor an actual determination by the Company (including the Board, its independent legal counsel or its shareholders) that the Indemnified Party has not met such applicable standard of conduct, will be a defence to any action brought by the Indemnitees against the Company to recover the amount of any indemnification claim, nor create a presumption that the Indemnified Party has not met the applicable standard of conduct.
8.2
For purposes of any determination under this Agreement, the Indemnified Party will be deemed, subject to compelling evidence to the contrary, to have acted in good faith and in the best interests of the Company or any Affiliate. The Company will have the burden of establishing the absence of good faith.

8.3
The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Company or any Affiliate will not be imputed to the Indemnified Party for purposes of determining the right to indemnification under this Agreement.
Article 9
: RESIGNATION
9.1
Nothing in this Agreement will prevent or restrict the Indemnified Party from, at any time, changing his/her title or position within the Company or any Affiliate or from resigning as a director or an officer of the Company or any Affiliate. The Company and any Affiliate will have no obligation under this Agreement to continue the Indemnified Party as a director or an officer.
Article 10
: DEATH
10.1
For greater certainty, if the Indemnified Party is deceased and is or becomes entitled to indemnification under any of the provisions of this Agreement, the Company agrees to indemnify and hold harmless the Indemnified Party's estate and the Indemnitees to the same extent as it would indemnify the Indemnified Party, if alive, hereunder.
Article 11
: OTHER RIGHTS AND REMEDIES
11.1
The indemnification provided for in this Agreement will not derogate from, exclude or reduce any other rights or remedies, in law or in equity, to which the Indemnitees may be entitled by operation of law or under any statute, rule, regulation or ordinance or by virtue of any available insurance coverage, including, but not limited to, the following:
(a)
the Business Corporations Act;
(b)
the constating documents of the Company or an Affiliate;
(c)
any vote of the shareholders or disinterested directors of the Company or an Affiliate; or
(d)
any applicable insurance policies of the Company,

both as to matters arising out of the capacity of the Indemnified Party as a director or an officer of the Company or an Affiliate or as to matters arising out of another capacity with the Company or an Affiliate, while being a director or an officer of the Company or an Affiliate, or as to matters arising by reason of his/her being or having been at the request of the Company, a director, officer or employee of any other legal entity of which the Company is or was an equity owner or creditor.

Article 12
: NOTICE OF PROCEEDING
12.1
The Indemnitees agree to give written notice to the Company as soon as reasonably practicable after being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any proceedings against the Indemnitees as a party. Any failure of the Indemnitees to give notice as herein provided shall not derogate from, exclude or reduce any of the rights or remedies, to which the Indemnitees are entitled to pursuant to any of the provisions of this Agreement, provided the Company has not suffered any actual damage from the failure of the Indemnitees to give notice as herein provided.

12.2
If the Company receives notice from any other source of any matter of which the Indemnitees would otherwise be obligated hereunder to give notice to the Company, then the Indemnitees will be relieved of the obligation hereunder to give notice to the Company, provided that the Company has not suffered any actual damage from the failure of the Indemnitees to give notice as herein provided. The Company will give notice of such matter to the Indemnitees as soon as reasonably practicable.
Article 13
: CO-OPERATION and investigation
13.1
The Company shall forthwith conduct such investigation of each proceeding of which it receives written notice pursuant to Article 12 as it deems is reasonably necessary or appropriate in the circumstances and shall pay all costs of such investigation. The Indemnified Party will cooperate fully with the investigation provided that the Indemnified Party shall not be required to provide assistance that would materially prejudice his/her defence or infringe any constitutional or other right he/she may be entitled to assert under law.
Article 14
: EFFECTive date
14.1
The right to be indemnified or to the reimbursement or advancement of Expenses pursuant to this Agreement is intended to be retroactive and shall be available with respect to events occurring prior to the execution hereof. For greater certainty, this Agreement shall be effective as and from the first day that the Indemnified Party became or becomes a director or an officer of the Company or an Affiliate or began serving in a capacity similar thereto for the Company or an Affiliate.
Article 15
: INSOLVENCY
15.1
It is the intention of the parties hereto that this Agreement and the obligations of the Company will not be affected, discharged, impaired, mitigated or released by reason of any bankruptcy, insolvency, receivership or other similar proceeding of creditors of the Company and that in such event any amount owing to the Indemnitees hereunder will be treated in the same manner as the other fees or expenses of the directors and officers of the Company.
Article 16
: SURVIVAL
16.1
Notwithstanding any merger, amalgamation, business combination, reorganization, sale of assets, insolvency proceeding or other corporate change, the obligations of the Company under this Agreement, other than Article 17, shall continue until the later of:
(a)
fifteen (15) years after the Indemnified Party ceases to be a director or an officer of the Company or any Affiliate; and
(b)
one year after the final termination of all proceedings with respect to which the Indemnitees are entitled to claim indemnification under this Agreement.
16.2
The obligations of the Company under Article 17 of this Agreement shall continue for six (6) years after the Indemnified Party ceases to be a director or an officer of the Company or any Affiliate.

Article 17
: insurance
17.1
The Company shall use its reasonable best efforts to obtain and maintain a policy of insurance that has been approved by the Board with respect to liability relating to its directors or officers, which policy shall pursuant to its terms extend to the Indemnified Party in his/her capacity as a director or an officer of the Company. The Company will use its reasonable best efforts to include the Indemnified Party as an insured under such policy to the maximum extent reasonably possible and will provide the Indemnified Party with a copy of such policy upon the Indemnified Party being so included as an insured. In the event the Indemnified Party is not named under such policy, the Company shall immediately provide written notice of such fact to the Indemnified Party. Further, the Company shall advise the Indemnified Party promptly after it becomes aware of any material change in, cancellation, termination or lapse in coverage of the aforementioned insurance policy. In the event an insurable event occurs, the Indemnitees will be indemnified promptly as provided in this Agreement regardless of whether the Company has received the insurance proceeds. The Indemnitees are entitled to full indemnification as provided in this Agreement notwithstanding any deductible amounts or policy limits contained in any such insurance policy.
17.2
In the event the Company is sold or enters into any business combination as a result of which the directors’ and officers’ liability insurance policy is terminated and not replaced with a substantially similar policy equally applicable to the Indemnified Party, the Company shall use its reasonable best efforts to cause run off “tail” insurance to be purchased for the benefit of the Indemnified Party with substantially the same coverage for the balance of the six (6) year term set out in Section 16.2.
Article 18
: TAX ADJUSTMENT
18.1
Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any Taxes or levy, then the Company shall pay any amount necessary to ensure that the amount received by or on behalf of the Indemnitees, after the payment of or withholding for Taxes, fully reimburses the Indemnitees for the actual cost, expense or liability incurred by or on behalf of the Indemnitees.
Article 19
: SUBROGATION
19.1
To the extent permitted by law, the Company shall be subrogated to all rights which the Indemnitees may have under all policies of insurance or other contracts pursuant to which the Indemnitees may be entitled to reimbursement of, or indemnification in respect of any Expenses borne by the Company pursuant to this Agreement. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of the Company or the Indemnitees to proceed or collect against any insurers or be deemed to give such insurers any rights against the Company under or with respect to this Agreement, including without limitation any right to be subrogated to the Indemnitees’ rights hereunder, unless otherwise expressly agreed to by the Company in writing, and the obligation of such insurers to the Company and the Indemnified Party shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

Article 20
: NOTICE
20.1
Any notice or other communication required or permitted to be given hereunder will be in writing and will be either hand delivered, or will be sent by registered mail, all charges prepaid, to the address set out on the first page hereof.
20.2
In the case of registered mail, any notice or other communication will be deemed to be received on the fourth (4th) Business Day following the day of mailing, provided there is no Postal Interruption at the time of mailing or at any time during the five (5) days either preceding or following the day of mailing, in which case any such notice or communication will be deemed to be received only upon actual receipt thereof.
20.3
Any party hereto may, from time to time, modify or change its address by providing written notice to the other party, and thereafter the address as modified or changed will be deemed to be the address of the person specified above.
Article 21
: SEVERABILITY
21.1
If any portion of a provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, for any reason whatsoever:
(a)
the validity, legality and enforceability of the remaining provisions of this Agreement (including, with limitation, all portions of any sections of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not of themselves in the whole invalid, illegal or unenforceable) will not in any way be affected or impaired thereby; and
(b)
to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any sections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.
Article 22
: SUBMISSION to Jurisdiction
22.1
Each party to this Agreement submits to the non-exclusive jurisdiction of any British Columbia courts sitting in Vancouver in any action, application, reference or other proceeding arising out of or relating to this Agreement and consents to all claims in respect of any such action, application, reference or other proceeding being heard and determined in such British Columbia courts.
Article 23
: MODIFICATIONS AND WAIVERS
23.1
No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the parties hereto.
23.2
This Agreement and the obligations of the Company hereunder will not be affected, discharged, impaired, mitigated or released by reason of any waiver, extension of time or indulgence by the Indemnitees of any breach or default in performance by the Company of any terms, covenants or conditions of this Agreement, nor will any waiver, indulgence or extension of time constitute a waiver of:
(a)
any other provisions hereof (whether or not similar); or
(b)
any subsequent or continuing breach or non-performance,

nor will the failure by the Indemnitees to assert any of their rights or remedies hereunder in a timely fashion be construed as a waiver or acquiescence or affect the Indemnitees’ right to assert any such right or remedy thereafter.

Article 24
: ENTIRE AGREEMENT
24.1
This Agreement will supersede and replace any and all prior or contemporaneous agreements between the parties (except any written agreement of employment or consulting between the Company or an Affiliate and the Indemnified Party, which agreement of employment or consulting, if in existence, will remain in full effect except to the extent augmented or amended herein) and discussions between the parties hereto respecting the matters set forth herein, and will constitute the entire agreement between the parties hereto with respect to the matters set forth herein.
Article 25
: SUCCESSORS AND ASSIGNS
25.1
This Agreement will be binding upon and enure to the benefit of the Company, its successors and assigns, and also the Indemnitees.
Article 26
: FURTHER ASSURANCES
26.1
Each of the parties hereto will at all times and from time to time hereafter and upon every reasonable written request so to do, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further acts, documents, assurances and things as may be reasonably required for more effectually implementing and carrying out the provisions and the intent of this Agreement.
26.2
The Company hereby covenants to the Indemnified Party that it shall not take any action, including through an amendment of its Articles or otherwise, that would diminish the rights of the Indemnified Party under this Agreement. No amendment of this Agreement, the Articles of the Company or any Affiliate, or other constating documents of the Company or any Affiliate shall limit or eliminate the right of Indemnified Party to the benefits, including indemnification and advancement of Expenses set forth in this Agreement.

Article 27
: INTERPRETATION
27.1
Headings will not be used in any way in construing or interpreting any provision hereof.
27.2
Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.
27.3
Words such as herein, therefrom and hereinafter reference and refer to the whole Agreement and are not restricted to the clause in which they appear.
Article 28
: COUNTERPARTS
28.1
This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

Columbia care Inc.

Per:____________________________

Name: Nicholas Vita

Title: Chief Executive Officer

Michael Abbott

EXHIBIT C

Public Disclosure

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2023

COLUMBIA CARE INC.

(Exact Name of Registrant as specified in its charter)

British Columbia	000-56294	98-1488978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 Fifth Ave., 24th Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 634-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 15, 2023, Columbia Care Inc. (the “Company”) announced the transition of Michael Abbott, Executive Chairman and Co-Founder, from the role of Executive Chairman to Chairman of the Board of Directors (the “Board”), effective immediately.

In connection therewith, the Company entered into a transition and release of claims agreement (the “Transition Agreement”) on March 15, 2023. The Transition Agreement provides that, in lieu of severance benefits that Mr. Abbott would otherwise be entitled to receive under his current employment agreement with the Company, Mr. Abbott will be entitled to the following benefits: (1) cash severance payments in an amount equal to thirty-six (36) months of Mr. Abbott’s current base salary and target bonus, less all applicable withholdings and deductions, paid over such thirty-six month period, (2) immediate vesting of Mr. Abbott’s outstanding Company equity or equity-based awards in accordance with their terms (including any applicable performance conditions), and (3) as additional severance, an annual cash incentive bonus for fiscal year 2022. The Transition Agreement further provides that Mr. Abbott will continue to be subject to the restrictive covenants set forth in his current employment agreement and that Mr. Abbott releases all claims relating to his employment with the Company.

The foregoing summary contains only a brief description of the material terms of the Transition Agreement and does not purport to be a complete description of the rights and obligations of the parties to the Transition Agreement, and such description is qualified in its entirety by reference to the full text of the Transition Agreement, which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA CARE INC.

By:	/s/ Nicholas Vita
Name:	Nicholas Vita
Title:	Chief Executive Officer

Date: March 15, 2023

Columbia Care Announces

Co-Founder Michael Abbott’s Transition to Chairman

March 15, 2023 – NEW YORK– Columbia Care Inc. (NEO: CCHW) (CSE: CCHW) (OTCQX: CCHWF) (FSE: 3LP) (“Columbia Care” or the “Company”), one of the largest and most experienced cultivators, manufacturers and retailers of cannabis products in the U.S., announced today the transition of Michael Abbott, Executive Chairman and Co-Founder of Columbia Care, to Chairman of the Board of Directors, effective immediately.

Michael Abbott co-founded Columbia Care with Chief Executive Officer Nicholas Vita in 2012, and helped to build the Company into one of the largest US multi-state medical and adult-use cannabis providers. In his continuing role as Chairman, Abbott will remain integrally involved in company oversight and governance. Abbott, noted, “It has been an honor and a privilege to work with Nick and the extraordinary team he has built around him over the past decade. I am deeply grateful for Nick’s friendship and partnership."

Vita commented, “I am very grateful that my partnership with Mike will continue, with Mike remaining the Chairman of our Board, which he has already been ably leading since we became a public company in 2019. I look forward to my continued collaboration with Mike and the rest of our Directors and Mike’s ongoing involvement with the Company that will continue to benefit our shareholders.”

Jon May, the Lead Independent Director of the Board, also expressed his thanks for Abbott’s contributions, “Mike has played a critical role in the Company’s historical development and growth. In particular, he has been there for us at times of great difficulty, such as during the onset of the COVID pandemic, and for all of his contributions, I express my sincere thanks. I too look forward to continuing our work together on the Board."

About Columbia Care

Columbia Care is one of the largest and most experienced cultivators, manufacturers and providers of cannabis products and related services, with licenses in 17 U.S. jurisdictions. Columbia Care operates 128 facilities including 95 dispensaries and 33 cultivation and manufacturing facilities, including those under development. Columbia Care is one of the original multi-state providers of medical cannabis in the U.S. and now delivers industry-leading products and services to both the medical and adult-use markets. In 2021, the company launched Cannabist, its new retail brand, creating a national dispensary network that leverages proprietary technology platforms. The company offers products spanning flower, edibles, oils and tablets, and manufactures popular brands including Seed & Strain, Triple Seven, Hedy, gLeaf, Classix, Press, and Amber. For more information on Columbia Care, please visit www.columbia.care.

Caution Concerning Forward-Looking Statements

This press release contains certain statements that constitute “forward-looking information” or “forward-looking statements” within the meaning of applicable securities laws and reflect the Company’s current expectations regarding future events. Forward-looking statements or information contained in this release include, but are not limited to, statements or information with respect to the executive management transition. These forward-looking statements or information, which although considered reasonable by the Company, may prove to be incorrect and are subject to known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied by any forward-looking information. These risks, uncertainties and other factors include, among others, favorable operating and economic conditions; obtaining and maintaining all required licenses and permits; favorable production levels and sustainable costs from the Company’s operations; and the level of demand for cannabis products, including the Company’s products sold by third parties. In addition, securityholders should review the risk factors discussed under “Risk Factors” in Columbia Care’s Form 10 dated May 9, 2022, filed with the applicable securities regulatory authorities and described from time to time in documents filed by the Company with Canadian and U.S. securities regulatory authorities.

Investor Contact

Lee Ann Evans

Capital Markets

ir@col-care.com

Media Contact

Lindsay Wilson

Communications

+1.978.662.2038
media@col-care.com